Exhibit 3.105(a)
ARTICLES OF ORGANIZATION
OF
WHASA, L.C.
     We, the undersigned natural persons of the age of eighteen (18) years or more, acting as organizers of a limited liability company under the Texas Limited Liability Company Act, do hereby adopt the following Articles of Organization for such Limited Liability Company
ARTICLE ONE
     The name of the Limited Liability Company is WHASA, L.C.
ARTICLE TWO
     The period of duration of this Limited Liability Company is perpetual from the date of the filing of these Articles of Organization with the Secretary of State or until the earlier dissolution of the Limited Liability Company in accordance with the provisions of its regulations
ARTICLE THREE
     The purpose for which the Limited Liability Company is organized is to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which limited liability companies may be organized under the Texas Limited Liability Company Act
ARTICLE FOUR
     The Limited Liability Company shall have the powers provided for a corporation under the Texas Business Corporation Act and a limited partnership under the Texas Revised Limited Partnership Act.
ARTICLE FIVE
     The Limited Liability Company will not commence business until it has received for the Issuance of its certificates of membership interest consideration consisting of money, labor done, a promissory note, or property received.
ARTICLE SIX
     (1) Voting. The voting rights of holders of membership interests in the Company are fully set out in the Regulations of the Company, pursuant to which only specified class(es) of membership may be entitled to vote for the election and removal of managers
Articles of Organization

of the Company Except as otherwise provided in the regulations of the Company, for each matter on which membership interests are entitled to vote, a member will have one (1) vote or a fraction of one vote per share or unit of membership interest or fraction of membership interest, respectively, owned by the member Cumulative voting is not allowed.
     (2) Preemptive Rights. Preemptive rights are hereby denied
ARTICLE SEVEN
     The street address of the initial registered office of the Limited Liability Company is Nine Greenway Plaza, Suite 1717, Houston, Texas 77046 and the name of its initial registered agent at such address is Mark C Licata. The address of the principal place of business is 970 Campbell Road, Houston, Texas 77024
ARTICLE EIGHT
     The Limited Liability Company shall be managed by a manager or managers The number of initial Managers is two (2), and the names and addresses of the persons who are to serve as Managers until the first annual meeting of the Members or until their successors arc elected and qualified are as follows

NAME	ADDRESS

Ron Rance, M.D	427 West 20th, Suite 503
Houston, Texas 77008

Bernard Feldman, M.D	1740 West 27th Street, Suite 215
Houston, Texas 77008
ARTICLE NINE
     The names and addresses of the organizers are

Name	Address

Ron Rance, M.D	427 West 20th, Suite 503
Houston, Texas 77008

Bernard Feldman, M.D	1740 West 27th Street, Suite 215
Houston, Texas 77008
Articles of Organization

written consent shall be subject to satisfaction of all applicable requirements of such Act.
     Prompt notice of the taking of any action by Members without a meeting by less than unanimous written consent shall be given to those Members who did not consent in writing to the action.
ARTICLE THIRTEEN
     The membership interest of the Limited Liability Company will be subject to restrictions on its transferability as set out in the Regulations of the Limited Liability Company, which Regulations will be kept with the records of the Limited Liability Company The Limited Liability Company will provide a copy of the Regulations without charge to any record holder of a membership interest upon written request addressed to the Limited Liability Company at its principal business office or its registered agent’s address
ARTICLE FOURTEEN
     These Articles of Organization may be amended, modified, supplemented or restated only as provided in the Regulations
     IN WITNESS WHEREOF, we have hereunto set our hands in multiple counterparts which shall together be considered one and the same original, effective as of the 6th day of April, 1995

/s/ Ron Rance
Ron Rance, M.D., Organizer

/s/ Bernard Feldman
Bernard Feldman, M D, Organizer

Articles of Organization